LUTHER KING CAPITAL MANAGEMENT CORPORATION
LKCM FUNDS

CODE OF ETHICS

May 1, 2009

I.	Statement of General Principles

Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) require, among other things, registered investment advisers to adopt, implement, and enforce a written code of ethics.  This Code of Ethics (this “Code”) has been adopted by Luther King Capital Management Corporation (“LKCM”) and the LKCM Funds in accordance with the requirements of the Advisers Act and the 1940 Act.  The terms and provisions of this Code apply to all directors, officers, employees and other Access Persons of LKCM and the Funds.

This Code reflects the principle that all directors and employees of LKCM and the Funds owe an overarching fiduciary duty of care, loyalty, honesty and good faith to Advisory Clients (as defined below) and shareholders of the Funds, respectively.  As part of this fiduciary duty, directors and employees of LKCM and the Funds must place the best interests of Advisory Clients and shareholders of the Funds first.  In addition, all personal securities transactions of directors and employees of LKCM and the Funds must be conducted in accordance with the provisions of the Code and in such a manner as to avoid any conflict of interest with Advisory Clients or the Funds.

Directors and employees of LKCM and the Funds must comply with all applicable federal securities laws.  No director or employee of LKCM or the Funds may engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any Advisory Client or shareholder of the Funds.

II.            Definitions

“Access Persons” means, collectively, LKCM Access Persons and Fund Access Persons.

“Advisory Client” means any individual, partnership, trust, investment company, or other person or organization for which LKCM serves as investment adviser or sub-adviser.

“LKCM Access Person” means (1) any director, officer, or partner of LKCM, (2) any employee or other supervised person of LKCM who has access to nonpublic information regarding the purchase and sale of securities on behalf of Advisory Clients or Fund portfolio holdings, or (3) any employee or other supervised person of LKCM who has access to nonpublic securities recommendations to any Advisory Client or who is involved in making any recommendations to Advisory Clients.

“Fund Access Person” means (1) any director, officer, or employee of a Fund or LKCM (or any person in a control relationship to a Fund or LKCM) who, in connection with his or her regular duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to making any recommendations with respect to such purchases or sales, and (2) any natural person in a control relationship to a Fund or LKCM who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by such Fund.

“Funds” means the LKCM Funds and “Fund” means the LKCM Small Cap Equity Fund, LKCM Equity Fund, LKCM Balanced Fund, LKCM Fixed Income Fund, LKCM International Fund, LKCM Aquinas Small Cap Fund, LKCM Aquinas Growth Fund, LKCM Aquinas Value Fund, or LKCM Aquinas Fixed Income Fund.

III.           Pre-Clearance of Personal Securities Transactions

LKCM Access Persons are required to obtain pre-clearance for all personal securities transactions.  The term “personal securities transactions” generally includes, without limitation, any purchase or sale of stocks, bonds, notes, debentures, warrants, rights, investment contracts, partnership interests, limited liability company interests, options, exchange-traded funds (whether open-ended or unit investment trust), shares of the Funds, or shares of any other investment company for which LKCM serves as sub-adviser.  However, the term “personal securities transactions” does not include the transactions identified in Section VII of this Code.

LKCM Access Persons may not engage in a personal securities transaction without complying with all of the requirements below.  Any exceptions to these requirements must be approved in advance by the Chief Compliance Officer in writing.

A.           Publicly-Traded Securities

Prior to executing personal securities transactions involving publicly-traded securities, LKCM Access Persons must submit a Personal Transaction Pre-Clearance Form (in the form attached as Appendix A) to LKCM’s trading desk.  LKCM’s trading desk must review the proposed transaction and determine whether any trades for Advisory Clients involving the security are currently being processed.  This review is designed to confirm that LKCM Access Persons do not front-run or otherwise take unfair advantage of Advisory Client securities transactions.

If no such trades are being processed for Advisory Clients, LKCM’s trading desk will time-stamp and certify the LKCM Access Person’s form.  The LKCM Access Person must then consummate the transaction prior to the earliest to occur of the following: (1) revocation of the authorization; (2) the LKCM Access Person discovers that the information in the form becomes inaccurate for any reason; or (3) the end of the trading day identified in the form.  Finally, LKCM Access Persons must promptly provide executed pre-clearance forms to the Chief Compliance Officer.

B.           Private Placements and Initial Public Offerings

Prior to executing personal securities transactions involving private placements or initial public offerings, LKCM Access Persons must provide the Chief Compliance Officer with a memorandum or other documentation identifying the material terms of the proposed transaction.  The Chief Compliance Officer will review the memorandum or other documentation and determine whether to grant the LKCM Access Person clearance for the proposed transaction.  LKCM Access Persons may not participate in private placements or initial public offerings without the prior approval of the Chief Compliance Officer.  Furthermore, LKCM Access Persons may not acquire securities which are the subject of an initial public offering within 30 days of the commencement of the offering.

C.           LKCM Funds and Other LKCM-Advised Mutual Funds

Prior to executing personal securities transactions involving the Funds or any other registered investment company for which LKCM serves as sub-adviser, LKCM Access Persons must submit a Personal Transaction Pre-Clearance Form (in the form attached as Appendix B) to the Chief Compliance Officer.  The Chief Compliance Officer will review the pre-clearance form and determine whether to grant the LKCM Access Person clearance for the proposed transaction.  If the Chief Compliance Officer approves the transaction, he will countersign the LKCM Access Person’s form.  The LKCM Access Person must then consummate the transaction prior to the earliest to occur of the following: (1) revocation of the authorization; (2) the LKCM Access Person discovers that the information in the form becomes inaccurate for any reason; or (3) the end of the trading day identified in the form.

D.           Other Securities

If a LKCM Access Person proposes to execute any personal securities transaction not contemplated above or otherwise exempted by this Code, the LKCM Access Person must first provide the Chief Compliance Officer with a memorandum or other documentation identifying the material terms of the proposed transaction.  The Chief Compliance Officer will review the memorandum or other documentation and determine whether to grant the LKCM Access Person clearance for the proposed transaction.

VI.           Reporting Securities Transactions and Holdings

All Access Persons are required to report their securities transactions and holdings to the Chief Compliance Officer as described below.  The Chief Compliance Officer provides notification to Access Persons of their reporting obligations under the Code.

A.           New Access Persons

Within ten days of becoming an Access Person, such Access Person must submit a Personal Holdings Disclosure Form (in the form attached as Appendix C) to the Chief Compliance Officer.  In this form, an Access Person must disclose all securities in which the Access Person has a direct or indirect beneficial ownership interest, including shares of mutual funds.  The information in this form must be current as of a date not more than 45 days prior to the date the individual became an Access Person.

In addition, new Access Persons must submit an Account Disclosure Form (in the form attached as Appendix D) to the Chief Compliance Officer within ten days of becoming an Access Person.  In this form, an Access Person is required to provide information with respect to all brokerage accounts in which the Access Person has a direct or indirect beneficial ownership interest.

Furthermore, new Access Persons must also submit an Acknowledgement (in the form attached as Appendix E) to the Chief Compliance Officer within ten days of becoming an Access Person, certifying the Access Person’s agreement to abide by this Code of Ethics.

B.           Annual Reporting Requirements

Within 30 days after the end of each calendar year, each Access Person must complete and submit a Personal Holdings Disclosure Form to the Chief Compliance Officer.  The information in this form must be current as of a date no more than 45 days before the form is submitted to the Chief Compliance Officer.

In addition, each Access Person must complete and submit an Annual Certification (in the form attached as Appendix F) to the Chief Compliance Officer within 30 days after the end of each calendar year certifying that the Access Person has complied with the Code of Ethics and the Insider Trading Policy of LKCM and the Funds during the previous calendar year.

C.           Quarterly Reporting Requirements

Within 30 days after the end of each calendar quarter, each Access Person must complete and submit an Account Disclosure Form to the Chief Compliance Officer providing information with respect to all brokerage accounts in which the Access Person has a direct or indirect beneficial ownership interest.

In addition, within 30 days after the end of each calendar quarter, each Access Person must complete and submit a Report of Securities Transactions Form (in the form attached as Appendix G) to the Chief Compliance Officer identifying all personal securities transactions executed by the Access Person during the previous calendar quarter.

D.           Broker Confirmations and Account Statements

Access Persons are required to have their brokers supply duplicate copies of their transaction confirmations and brokerage account statements directly to the Chief Compliance Officer.

E.           LKCM Fund Trustees

Notwithstanding the foregoing, trustees of the Funds who are not “interested persons” of the Funds under the 1940 Act are not required to submit the following reports solely by reason of being a Trustee of the Funds:

(a)           initial and annual Personal Holdings Disclosure Forms; and

(b)
quarterly Account Disclosure Forms and Report of Securities Transactions Forms, unless the Trustee knew, or in the ordinary course of fulfilling his or her official duties as Trustee should have known, that during the 15-day period immediately before or after the Trustee’s transaction in a security, a Fund purchased or sold the security, or a Fund or LKCM considered purchasing or selling the security.

VII.          Gifts and Entertainment

No LKCM Access Person may solicit or accept any gifts, favors, services, meals or entertainment of a material value from any Advisory Client or other person or entity that could reasonably be expected to compromise such LKCM Access Person’s independence or objectivity or otherwise create a material conflict of interest between such LKCM Access Person and any Advisory Client.  This Code does not prohibit an LKCM Access Person from accepting invitations to business meals and entertainment of a reasonable value with an Advisory Client or other person or entity.  An LKCM Access Persons must report any gifts, favors, services, meals or entertainment that are not consistent with the foregoing standards to Luther King or Jacob Smith.

VIII.         Directorships

LKCM Access Persons are prohibited from serving on the boards of directors of any publicly traded company without prior approval by Luther King.  This restriction does not apply to service on the board of directors of any private company or not-for-profit organization.  LKCM Access Persons must disclose any directorships of private or public companies or not-for-profit organizations upon request of the Chief Compliance Officer.

IX.           Exempted Transactions

The following types of securities transactions are specifically exempted from coverage by this Code:

(a)	transactions in securities issued by the U.S. government;

(b)	transactions in shares of open-ended investment companies (other than the Funds and any other registered investment company for which LKCM serves as sub-adviser);

(c)	transactions involving bank certificates of deposit;

(d)	transactions effected in any account over which the Access Person has no direct influence or control (e.g., blind trust, discretionary account or trust managed by a third party); and

(e)	transactions which are part of an automatic investment plan, including dividend reinvestment programs.

X.            Violations

Access Persons must promptly report any actual or suspected violations of this Code of Ethics to the Chief Compliance Officer.  The Chief Compliance Officer will report any material violations of this Code of Ethics to Luther King for his consideration of such sanctions or remedial action, if any, as he deems necessary or appropriate.  These sanctions may include, among other things, a letter of censure, fine, suspension or termination of employment with LKCM or removal of office from the Fund.

In addition, the Chief Compliance Officer will report, at least annually, to the Board of Trustees of the Funds and any other registered investment company for which LKCM serves as sub-adviser information concerning any material violations of this Code and any procedures or sanctions imposed in response thereto.

XI.           Amendments

From time to time, this Code of Ethics may be amended or otherwise revised.  In such event, the Chief Compliance Officer will distribute the amended or revised Code (or relevant portions thereof) to all Access Persons.  All such individuals will be required to complete and submit an Acknowledgement to the Chief Compliance Officer certifying his or her agreement to abide by such amended or revised Code.

XII.          Administration

The Chief Compliance Officer or his designee will periodically review reports submitted by Access Persons pursuant to the Code of Ethics, brokerage account statements, transaction confirmations, and other relevant documentation to monitor compliance by Access Persons with the Code.